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Exhibit 23.4


Accountants' Consent
--------------------

The Board of Directors
NovaStar Financial, Inc.

We consent to the incorporation by reference in the Registration Statement No. 333-44977 on Form S-8 of NovaStar Financial, Inc. of our report dated February 23, 2000 relating to the consolidated balance sheets of NovaStar Financial, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K of NovaStar Financial, Inc.



/s/ KPMG LLP
March 20, 2000